TheStreet Reports Third Quarter 2014 Results

NEW YORK November 6, 2014 – TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, today reported financial results for the third quarter of 2014. The Company reported revenue of $14.6 million, a net loss of ($0.5) million and Adjusted EBITDA(1) of $1.2 million.

Revenue in the third quarter of 2014 was $14.6 million, an increase of 7.6% from $13.6 million in the prior year period. Adjusted EBITDA was $1.2 million in the third quarter compared to Adjusted EBITDA of $0.3 million in the prior year period.

Subscription Services revenue in the third quarter was $11.7 million, an increase of 4.9% compared to the prior year period primarily due to increased subscribers for the investing newsletters. Media revenue in the third quarter was $2.9 million, an increase of 20.2% compared to the prior year period primarily due to increased demand from new and repeat advertisers.

Net loss in the third quarter was ($0.5) million compared to a net loss of ($1.2) million in the prior year period. The Company reported basic and diluted net loss per share attributable to common stockholders of ($0.02) in the third quarter of 2014 compared to ($0.03) in the prior year period.

“We are pleased with the progress we have made thus far in 2014 in executing against our strategic goals we set at the beginning of the year,” said Elisabeth DeMarse, Chairman, President and Chief Executive Officer. “We continue to invest in our subscription platform by enhancing and improving our existing products as well as through expansion, as evidenced by our recent acquisition of BoardEx. We believe these strategic investments will further enable us to take advantage of market opportunities available to us,” concluded DeMarse.

Operating expenses in the third quarter were $15.1 million, an increase of 2.1% compared to the prior year period.

The Company generated $1.6 million in operating cash flow for the nine months ended September 30, 2014, compared to $0.5 million for the prior year period. The Company ended the quarter with cash and cash equivalents, restricted cash and marketable securities of $57.2 million. On November 3rd, 2014, the Company announced the completion of its acquisition of BoardEx for approximately $21.0 million in cash, reducing its balance to approximately $36.2 million.

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Selected Operating Metrics

•	For total Subscription Services:
o	Bookings for the third quarter were $9.8 million, a decrease of (5.2%) from the prior year period.
o	Bookings for the trailing four quarters ending September 30th, 2014, were $46.5 million, an increase of 5.4% from the prior year period.
•	For Subscription Newsletters(2):
o	The number of paid subscriptions at the end of the period was 82,900, an increase of 11.3% from the prior year period and 0.7% sequentially.
o	Average revenue per user for the third quarter decreased (5.1%) compared to the prior year period and increased 1.7% sequentially.
o	Average monthly churn was 3.3% for the third quarter, compared to 2.0% in the prior year period and 3.7% sequentially(3).

Conference Call Information

TheStreet will discuss its financial results for the third quarter today at 4:30 p.m. ET.

To participate in the call, please dial 888-481-2877 (domestic) or 719-325-2484 (international). The conference code is 3577292. This call is being webcast and can be accessed in the Investor Relations section of TheStreet website at http://investor-relations.thestreet.com/events.cfm.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately ninety calendar days.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, MainStreet and RateWatch. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control.  To learn more, visit www.thedeal.com.

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Non-GAAP Financial Information

(1) To supplement the Company's financial statements presented in accordance with United States generally accepted accounting principles ("GAAP"), the Company uses non-GAAP measures of certain components of financial performance, including "EBITDA," "Adjusted EBITDA" and "free cash flow." EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company's business and provide an indication of the Company's ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. "Free cash flow" means net loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it gives investors a view of the Company's ability to generate cash.

(2) Subscription newsletters includes investing newsletters and excludes subscriptions from The Deal, DealFlow Media and Rate Watch.

(3) Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

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Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the impact of the Company's growth initiatives and expectations for 2014. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment, our ability to drive revenue, and increase or retain current subscription revenue, our ability to optimize our free site and generate new subscription revenue; our ability to successfully integrate Management Diagnostics Limited, the developer of BoardEx, and other acquisitions; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

John Ferrara

Chief Financial Officer

TheStreet, Inc.

212-321-5234

ir@thestreet.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2700
ir@thestreet.com

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THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS	September 30, 2014	December 31, 2013
	(unaudited)
Current Assets:
Cash and cash equivalents	$48,275,969	$45,443,759
Accounts receivable, net of allowance for doubtful	3,894,744
accounts of $257,033 at September 30, 2014 and $202,207 at
December 31, 2013		4,502,344
Marketable securities	6,043,940	9,426,875
Other receivables	413,123	299,687
Prepaid expenses and other current assets	1,281,878	1,167,029
Restricted cash	139,750	139,750
Total current assets	60,049,404	60,979,444
Property and equipment, net of accumulated depreciation
and amortization of $16,949,863 at September 30, 2014
and $16,035,351 at December 31, 2013	4,809,295	4,400,404
Marketable securities	1,550,000	3,670,860
Other assets	8,128	21,800
Goodwill	27,997,286	27,997,286
Other intangibles, net of accumulated amortization of $8,259,169
at September 30, 2014 and $6,994,772 at December 31, 2013	9,398,586	10,662,983
Restricted cash	1,161,250	1,161,250
Total assets	$104,973,949	$108,894,027

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,283,362	$2,352,521
Accrued expenses	3,929,501	4,338,423
Deferred revenue	22,823,142	22,122,763
Other current liabilities	804,429	957,741
Total current liabilities	29,840,434	29,771,448
Deferred tax liability	288,000	288,000
Other liabilities	4,623,914	4,671,421
Total liabilities	34,752,348	34,730,869

Stockholders' Equity:
Preferred stock; $0.01 par value; 10,000,000 shares
authorized; 5,500 shares issued and 5,500 shares
outstanding at September 30, 2014 and December 31, 2013;
the aggregate liquidation preference totals $55,000,000 as of
September 30, 2014 and December 31, 2013	55	55
Common stock; $0.01 par value; 100,000,000 shares
authorized; 41,503,750 shares issued and 34,444,358
shares outstanding at September 30, 2014, and 41,058,246
shares issued and 34,044,339 shares outstanding at
December 31, 2013	415,038	410,582
Additional paid-in capital	272,371,156	273,861,536
Accumulated other comprehensive income	(283,167)	(178,183)
Treasury stock at cost; 7,059,392 shares at September 30, 2014
and 7,013,907 shares at December 31, 2013	(12,480,568)	(12,364,460)
Accumulated deficit	(189,800,913)	(187,566,372)
Total stockholders' equity	70,221,601	74,163,158

Total liabilities and stockholders' equity	$104,973,949	$108,894,027

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THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenue:
Subscription services	$11,715,504	$11,169,084	$34,722,784	$32,179,403
Media	2,903,571	2,415,644	9,047,623	7,469,905
Total net revenue	14,619,075	13,584,728	43,770,407	39,649,308

Operating expense:
Cost of services	7,483,414	7,460,950	22,897,998	20,607,534
Sales and marketing	3,343,017	3,525,520	11,202,886	10,644,273
General and administrative	3,564,887	2,755,016	9,821,941	9,230,616
Depreciation and amortization	721,536	883,760	2,178,908	2,762,283
Restructuring and other charges	—	—	—	385,610
Loss on disposition of assets	—	171,000	—	187,434
Total operating expense	15,112,854	14,796,246	46,101,733	43,817,750
Operating loss	(493,779)	(1,211,518)	(2,331,326)	(4,168,442)
Net interest income	26,850	32,053	96,785	169,884
Net loss	(466,929)	(1,179,465)	(2,234,541)	(3,998,558)
Preferred stock cash dividends	96,424	—	289,272	—
Net loss attributable to common stockholders	$(563,353)	$(1,179,465)	$(2,523,813)	$(3,998,558)

Basic net loss per share:
Net loss	$(0.02)	$(0.03)	$(0.06)	$(0.12)
Preferred stock cash dividends	(0.00)	—	(0.01)	—
Net loss attributable to common stockholders	$(0.02)	$(0.03)	$(0.07)	$(0.12)

Weighted average basic and diluted shares outstanding	34,436,335	33,892,790	34,337,597	33,654,044

Reconciliation of net loss to adjusted EBITDA - see note (1):
Net loss	$(466,929)	$(1,179,465)	$(2,234,541)	$(3,998,558)
Net interest income	(26,850)	(32,053)	(96,785)	(169,884)
Depreciation and amortization	721,536	883,760	2,178,908	2,762,283
EBITDA	227,757	(327,758)	(152,418)	(1,406,159)
Restructuring and other charges	—	—	—	385,610
Stock based compensation	490,664	417,616	1,354,722	1,216,041
Gain on disposition of assets	—	171,000	—	187,434
Transaction related costs	505,247	—	540,903	141,118
Adjusted EBITDA	$1,223,668	$260,858	$1,743,207	$524,044

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THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(2,234,541)	$(3,998,558)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Stock-based compensation expense	1,354,722	1,216,041
Provision for doubtful accounts	36,201	3,730
Depreciation and amortization	2,178,908	2,762,283
Restructuring and other charges	—	393,195
Deferred rent	(243,859)	(241,899)
Noncash barter activity	—	20,000
Loss on disposition of assets	—	187,434
Changes in operating assets and liabilities:
Accounts receivable	565,016	1,773,584
Other receivables	(107,053)	865,159
Prepaid expenses and other current assets	(114,847)	(145,417)
Other assets	13,672	2,928
Accounts payable	(69,159)	(1,695,000)
Accrued expenses	(340,598)	(1,954,966)
Deferred revenue	742,186	1,375,369
Other current liabilities	(155,302)	(58,676)
Other liabilities	—	(24,001)
Net cash provided by operating activities	1,625,346	481,206

Cash Flows from Investing Activities:
Sale and maturity of marketable securities	5,398,811	17,923,464
Purchase of assets from DealFlow Media, Inc.	—	(1,764,716)
Capital expenditures	(1,323,403)	(813,469)
Proceeds from the disposition of assets	—	71,881
Net cash provided by investing activities	4,075,408	15,417,160

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(2,613,116)	—
Cash dividends paid on preferred stock	(289,272)	—
Proceeds from the exercise of stock options	149,952	18,000
Shares withheld on RSU vesting to pay for withholding taxes	(116,108)	(135,847)
Net cash used in financing activities	(2,868,544)	(117,847)
Net increase in cash and cash equivalents	2,832,210	15,780,519
Cash and cash equivalents, beginning of period	45,443,759	23,845,360
Cash and cash equivalents, end of period	$48,275,969	$39,625,879

Noncash investing and financing activities:
Stock issued for business combination	$—	$780,863

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(2,234,541)	$(3,998,558)
Noncash expenditures	3,325,972	4,340,784
Changes in operating assets and liabilities	533,915	138,980
Capital expenditures	(1,323,403)	(813,469)
Free cash flow	$301,943	$(332,263)

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